 As Filed with the Securities and Exchange Commission on February 1, 2001

                                                 Registration No. 333-53014
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                              AMENDMENT NO. 1

                                    to

                                 FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ----------------
                           WIRELESS FACILITIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                    7380                   13-3818604
    (State or Other          (Primary Standard          (I.R.S Employer
      Jurisdiction               Industrial          Identification Number)
  of Incorporation or       Classification Code
     Organization)                Number)

                    4810 Eastgate Mall, San Diego, CA 92121
                                 (858) 228-2000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ----------------
                                Masood K. Tayebi
                            Chief Executive Officer
                           Wireless Facilities, Inc.
                    4810 Eastgate Mall, San Diego, CA 92121
                                 (858) 228-2000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ----------------
                                   Copies to:

                             Lance W. Bridges, Esq.
                            Elizabeth E. Reed, Esq.
                               Cooley Godward LLP
                        4365 Executive Drive, Suite 1100
                              San Diego, CA 92121
                                 (858) 550-6000

                                ----------------
   Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------
                        CALCULATION OF REGISTRATION FEE

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
                                                                        Proposed
                                                         Proposed       Maximum
                                           Amount        Maximum       Aggregate     Amount of
        Title of each Class of             to be      Offering Price    Offering    Registration
     Securities to be Registered         Registered    Per Share(2)     Price(2)       Fee(2)
------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per
 share...............................    665,979(1)      $37.9375    $25,265,578.31  $6,316.39
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) In connection with the initial filing of this Registration Statement on December 29, 2000, a registration fee was previously paid with respect to 326,713 shares.

(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933, solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on January 29, 2001.

                                ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2001

                              992,692 Shares

                           WIRELESS FACILITIES, INC.

                                  Common Stock

   We are registering 992,692 shares of our common stock for resale by the selling stockholders identified in this prospectus. We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the sale of shares by the selling stockholders.

   Our common stock is listed on The Nasdaq National Market under the symbol "WFII." On January 31, 2001, the last reported sale price for our common stock was $40.875 per share.

   The selling stockholders may sell the shares of common stock under this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section titled "Plan of Distribution" on page 15.

   Investing in our common stock involves risks. See "Risk Factors," beginning on page 5.

   The information in this prospectus is not complete and may be changed. These securities cannot be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. any representation to the contrary is a criminal offense.

                 The date of this prospectus is        , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Wireless Facilities, Inc. .................................................   3
Risk Factors...............................................................   5
Use of Proceeds............................................................  11
Selling Stockholders.......................................................  12
Plan of Distribution.......................................................  15
Legal Matters..............................................................  15
Experts....................................................................  15
Where You Can Find More Information........................................  15
Disclosure Regarding Forward-Looking Statements............................  17

                               ----------------

   You should rely only on information contained in this Document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This Document may only be used where it is legal to sell these securities. The information in this Document may only be accurate on the date of this Document.

                           WIRELESS FACILITIES, INC.

   Unless the context otherwise requires and except as specifically indicated herein, references in this offering circular to "we," "us" or "WFI" refer to Wireless Facilities, Inc. and its consolidated subsidiaries.

   Wireless Facilities, Inc. is an independent provider of outsourced services for the wireless communications industry. We plan, design, deploy and manage wireless telecommunications networks. This work involves radio frequency engineering, site development, project management and the installation of radio equipment networks. We have also expanded our network management services, which involve day-to-day optimization, or recalibration and tuning, and maintenance of wireless networks. As part of our strategy, we are technology and vendor independent. We believe that this enables us objectively to evaluate and recommend specific products or technologies to our customers. We provide network design and deployment services to wireless carriers, such as AT&T affiliates Telecorp PCS and Triton PCS; equipment vendors, such as Ericsson and Siemens; and wireless broadband data carriers, such as Metricom and Nextlink.

   The wireless telecom industry has experienced rapid growth and carriers have been making large capital investments to expand their networks. As carriers deploy these networks, they are faced with a proliferation in both the number and type of competitors. Due to this increasingly competitive environment, carriers must focus on satisfying customer demand for enhanced services, seamless and comprehensive coverage, better call quality, faster data transmission and lower prices. The proliferation in services has also caused carriers to experience challenges managing complex networks and new technologies. These challenges have put pressure on carriers and equipment vendors to allocate their resources effectively, which we believe has increasingly led them to outsource network planning, deployment and management.

   Our services are designed to improve our customers' competitive position through efficient planning, deployment and management of their networks. We have developed methods of planning and deploying wireless networks that allow us to deliver reliable, scalable network solutions. We offer our services primarily on a fixed-price basis with scheduled deadlines for completion times, that is, on a time-certain basis. We believe this enables our customers more reliably to forecast the costs and timing of network deployment and management. This allows our customers to focus on their core competencies and rely on us for planning, deploying and managing their networks. Our services include:

   Pre-Deployment Planning Services. We provide pre-deployment planning services for developing or refining a network deployment strategy. We develop and analyze the financial, engineering, competitive, market and technology issues applicable to a proposed network deployment. In addition, we assist customers in determining the best equipment for a particular project, analyzing the feasibility of a particular technology for a network plan and managing the bidding process from multiple equipment vendors.

   Design and Deployment Services. We provide services for the design and deployment of wireless networks. These services include population, demographic and wireless traffic analysis, radio frequency engineering, Internet and other data network engineering, network architecture, microwave relocation, fixed network engineering, site development and network installation and optimization. We believe our success is largely based on our ability to provide a package of integrated services that have traditionally been offered by multiple subcontractors coordinated by a carrier's deployment staff.

   Network Management Services. We provide post-deployment radio frequency optimization and day-to-day operation, maintenance and management of customers' wireless networks. After a network is deployed, it must be continually updated, recalibrated and tuned. Optimization is the process of tuning the network to take into account changing environments and usage patterns. Several of our customers' operations are managed at our recently acquired network operations center in Richardson, Texas. We manage the operation of critical network elements, including base station equipment, mobile switching centers and network operating centers, to the extent required by our customers. We also provide training services for the internal network staff of our customers.

   Our objective is to be the leading independent provider of outsourced network services to the telecom industry, including network planning, design, deployment and management services. The key elements of our strategy include:

  . focusing on customer satisfaction;

  . expanding the suite of services we offer and pursuing cross-selling opportunities;

  . remaining at the forefront of new technologies;

  . pursuing opportunities for international growth;

  . continuing to attract and retain qualified personnel;

  . capitalizing on previous project experience; and

  . continuing to pursue strategic acquisitions.

   Since 1995, we have completed projects for more than 130 customers, ranging in scope from the installation of a single cell site to multi-year, large-scale deployment contracts. In the past two years, we have expanded our operations internationally. During the eleven months ended November 30, 2000, we completed or had ongoing projects in 39 countries, including Argentina, Brazil, Canada, Chile, Czech Republic, France, Germany, India, Japan, Kuwait, Mauritius, Mexico, Morocco, Poland, Russia, South Africa, Spain, Syria, Turkey, United Arab Emirates, the United Kingdom and Venezuela. Since the founding of WFI in 1994, we have been involved in the design or deployment of thousands of cell sites worldwide.

   Our principal executive offices are located at 4810 Eastgate Mall, San Diego, California 92121. Our telephone number is (858) 228-2000.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the following information about these risks, as well as the other information contained or incorporated by reference in this prospectus, before you decide to buy any of our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer, perhaps materially. In these circumstances, the value of our common stock could decline, and you may lose all or part of the money you paid to buy the common stock.

Our business will not operate efficiently and our results of operations will be negatively affected if we are unable to manage our growth effectively.

   We are experiencing a period of significant expansion and anticipate that further expansion will be required to address potential growth in the demand for our new and existing services. From January 1, 1998 to November 30, 2000, we increased our number of employees from 83 to 2,016. In order to increase our revenues significantly, we need to hire a substantial number of personnel in the near future, including project management, engineering and direct sales and marketing personnel. The actual number of employees we will need to hire is not determinable and may fluctuate drastically depending on the size and number of new contracts we receive and any changes to the scope of our existing projects. If we do not effectively manage our growth, our business may be harmed.

   We expect this expansion to continue to place a significant strain on our managerial, operational and financial resources.

   To manage the expected growth of our operations and personnel, we will be required to:

  . improve existing and implement new operational, financial and management controls, reporting systems and procedures;

  . complete the implementation of a new financial management and accounting software program and install other new management information systems; and

  . integrate, train, motivate and manage employees.

If we fail to address the issues above or if our expected growth does not materialize, our business may be harmed.

We may not be able to hire or retain a sufficient number of qualified engineers, project managers and other employees to sustain our growth, meet our contract commitments or maintain the quality of our services.

   Our future success will depend on our ability to attract and retain additional highly skilled engineering, managerial, marketing and sales personnel. Competition for such personnel is intense, especially for engineers and project managers, and we may be unable to attract sufficiently qualified personnel in adequate numbers to meet the demand for our services. In addition, as of November 30, 2000, 19% of our employees in the United States were working under H-1B visas. H-1B visas are a special class of nonimmigrant working visas for qualified aliens working in specialty occupations, including, for example, radio frequency engineers. Even in light of recently enacted legislation which has broadened the ability of companies such as ours to maintain an H-1B visa program, certain regulations that have been proposed by the Department of Labor could, if adopted, temporarily place greater requirements on H-1B dependent companies, such as ours, and could restrict our ability to hire workers under the H-1B visa category in the future. In addition, immigration policies are subject to rapid change and any significant changes in immigration law or regulations may further restrict our ability to continue to employ or to hire new workers on H-1B visas and could harm our business.

We expect our quarterly results to fluctuate. If we fail to meet earnings estimates, the price of our common stock could decline.

   Our quarterly and annual operating results have fluctuated in the past and will vary in the future due to a variety of factors, many of which are outside of our control. The factors outside of our control include:

  . the timing and size of network deployment by our carrier customers and the timing and size of orders for network equipment built by our vendor customers;

  . fluctuations in demand for our services;

  . the length of sales cycles;

  . reductions in the prices of services offered by our competitors;

  . costs of integrating technologies or businesses; and

  . telecom market conditions and economic conditions generally.

   The factors within our control include:

  . changes in the actual and estimated costs and timing to complete fixed-price, time-certain projects;

  . the timing of expansion into new markets, both domestically and internationally; and

  . the timing and payments associated with possible acquisitions.

Due to these factors, quarterly revenues, expenses and results of operations could vary significantly in the future. You should take these factors into account when evaluating past periods, and, because of the potential variability due to these factors, you should not rely upon results of past periods as an indication of our future performance. In addition, the long-term viability of our business could be negatively impacted if there were a downward trend in our revenues and results of operations. Because our operating results may vary significantly from quarter to quarter based upon the factors described above, results may not meet the expectations of securities analysts and investors, and this could cause the price of our common stock to decline significantly.

An increasing percentage of our revenue is accounted for on a percentage-of-completion basis which could cause our quarterly results to fluctuate.

   An increasing percentage of our revenue is derived from fixed priced contracts which are accounted for on a percentage-of-completion basis. The portion of our revenue from fixed price contracts has grown significantly as a percentage of revenues and accounted for approximately 72% of our revenues for the nine-month period ended September 30, 2000. With the percentage-of-completion method, in each period we recognize expenses as they are incurred and we recognize revenue based on a comparison of the current costs incurred for the project to the then estimated total costs of the project. Accordingly, the revenue we recognize in a given quarter depends on the costs we have incurred for individual projects and our then current estimate of the total remaining costs to complete individual projects. If in any period we significantly increase our estimate of the total costs to complete a project, we may recognize very little or no additional revenue with respect to that project. As a result, our gross margin in such period and in future periods may be significantly reduced and in some cases we may recognize a loss on individual projects prior to their completion. For example, in 1999 we revised the estimated costs to complete two large contracts which resulted in a reduction of gross margins of 9.9% in the first quarter of 1999 and 6.9% in the second quarter of 1999. To the extent that our estimates fluctuate over time or differ from actual requirements, gross margins in subsequent quarters may vary significantly from our estimates and could harm our business and financial results.

Our business may be harmed if we increase our staffing levels in anticipation of a project and underutilize our personnel because such project is delayed, reduced or terminated.

   Since our business is driven by large, and sometimes multi-year, contracts, we forecast our personnel needs for future projected business. If we increase our staffing levels in anticipation of a project and such project is delayed, reduced or terminated, we may underutilize these additional personnel, which would increase our general and administrative expenses and could harm our business.

Our short operating history and recent growth in expanding services limits our ability to forecast operating results.

   Due to our limited operating history, we may have difficulty accurately predicting revenues for future periods and appropriately budgeting for expenses, and, because most of our expenses are incurred in advance of anticipated revenues, we may not be able to decrease our expenses in a timely manner to offset any unexpected shortfall in revenues.

   We have generated revenues for only five years and, thus, we have only a short history from which to predict future revenues. This limited operating experience, combined with our recent growth and expanded services, reduces our ability to accurately forecast our quarterly and annual revenues. Further, we plan our operating expenses based primarily on these revenue projections.

Our success is dependent on the continued growth in the deployment of wireless networks.

   The wireless telecom industry has experienced a dramatic rate of growth both in the United States and internationally. If the rate of growth slows and carriers reduce their capital investments in wireless infrastructure or fail to expand into new geographies, our business may be harmed.

Our success is dependent on the continued trend toward outsourcing wireless telecom services.

   Our success is dependent on the continued trend by wireless carriers and network equipment vendors to outsource for their network design, deployment and management needs. If wireless carriers and network equipment vendors elect to perform more network deployment services themselves, our revenues may decline and our business would be harmed.

Our revenues will be negatively impacted if there are delays in the deployment of new wireless networks.

   A significant portion of our revenue is generated from new licensees seeking to deploy their networks. To date, the pace of network deployment has sometimes been slower than expected, due in part to difficulty experienced by holders of licenses in raising the necessary financing, and there can be no assurance that future bidders for licenses will not experience similar difficulties. There has also been substantial regulatory uncertainty regarding payments owed to the United States Government by past successful wireless bidders, and such uncertainty has delayed network deployments. In addition, factors adversely affecting the demand for wireless services, such as allegations of health risks associated with the use of cellular phones, could slow or delay the deployment of wireless networks. These factors, as well as future legislation, delays in granting the use of spectrum by the United States Government, legal decisions and regulation may slow or delay the deployment of wireless networks, which, in turn, could harm our business.

If our customers do not receive sufficient financing, our business may be seriously harmed.

   Some of our customers and potential customers are new companies with limited or no operating histories and limited financial resources. These customers often must obtain significant amounts of financing to pay for their spectrum licenses, fund operations and deploy their networks. Other customers of ours rely upon outside financing to pay the considerable costs of deploying their networks. In either instance, we frequently work with such companies prior to their receipt of financing. If these companies fail to receive adequate financing or experience delays in receiving financing, particularly after we have begun working with them, our business may be seriously harmed.

The consolidation of equipment vendors or carriers could impact our business.

   Recently, the wireless telecom industry has been characterized by significant consolidation activity. This consolidation may lead to a greater ability among equipment vendors and carriers to provide a full suite of network services, and could simplify integration and installation, which may lead to a reduction in demand for our services. Moreover, the consolidation of equipment vendors or carriers could have the effect of reducing the number of our current or potential customers which could result in their increased bargaining power. This potential increase in bargaining power could create competitive pressures whereby a particular customer may request our exclusivity with them in a particular market and put downward pressure on the prices we charge for our services. Accordingly, we may not be able to serve some customers who wish to retain our services.

A loss of one or more of our key customers or delays in project timing for such customers could cause a significant decrease in our net revenues.

   We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. For example, for the nine months ended September 30, 2000, we derived 24% of our revenues from one customer, Metricom. We anticipate that our key customers will change in the future as current projects are completed and new projects begin. The services required by any one customer can be limited by a number of factors, including industry consolidation, technological developments, economic slowdown and internal budget constraints. None of our customers is obligated to purchase additional services and most of our customer contracts can be terminated without cause or penalty by the customer on notice to us of 90 days or less. As a result of these factors, the volume of work performed for specific customers is likely to vary from period to period, and a major customer in one period may not use our services in a subsequent period. Accordingly, we cannot be certain that present or future customers will not terminate their network service arrangements with us or significantly reduce or delay their contracts. Any termination, change, reduction or delay in our projects could seriously harm our business.

Our operating results may suffer because of competition in the wireless services industry.

   The network services market is highly competitive and fragmented and is served by numerous companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition and experience than we. We do not know of any competitors that are dominant in our industry. We believe that the principal competitive factors in our market include the ability to deliver results within budget and on time, reputation, accountability, project management expertise, industry experience and pricing. In addition, expertise in new and evolving technologies, such as wireless Internet services, has become increasingly important. We also believe our ability to compete depends on a number of factors outside of our control, including:

  . the prices at which others offer competitive services;

  . the ability and willingness of our competitors to finance customers' projects on favorable terms;

  . the ability of our customers to perform the services themselves; and

  . the extent of our competitors' responsiveness to customer needs.

We may not be able to compete effectively on these or other bases, and, as a result, our revenues or income may decline and harm our business.

We must keep pace with rapid technological change, market conditions and industry developments to maintain or grow our revenues.

   The market for wireless and other network system design, deployment and management services is characterized by rapid change and technological improvements. Our future success will depend in part on our ability to enhance our current service offerings to keep pace with technological developments and to address increasingly sophisticated customer needs. We may not be successful in developing and marketing in a timely manner service offerings that respond to the technological advances by others and our services may not adequately or competitively address the needs of the changing marketplace. If we are not successful in responding in a timely manner to technological change, market conditions and industry developments, our revenues may decline and our business may be harmed.

Our business operations could be significantly disrupted if we lose members of our management team.

   Our success depends to a significant degree upon the continued contributions of our executive officers, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate them. In addition, we do not carry key-person life insurance to cover the loss of members of our management team. The loss of the services of any of our executive officers, particularly Massih Tayebi, our Chairman, Masood K. Tayebi, our Chief Executive Officer, or Thomas Munro, our President, could prevent us from executing our business strategy and could materially harm our business.

We may not be successful in our efforts to identify, acquire or integrate acquisitions.

   Our failure to manage risks associated with acquisitions could harm our business. An important component of our business strategy is to expand our presence in new or existing markets by acquiring additional businesses. Since January 1, 2000 we have acquired ownership interests in eight businesses. We are almost continuously engaged in discussions or negotiations regarding the acquisition of businesses or strategic investments in businesses, some potentially material in relation to our size. We may not be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. Acquisitions involve a number of risks, including:

  . diversion of management's attention;

  . difficulty in integrating and absorbing the acquired business, its employees, corporate culture, managerial systems and processes and services;

  . failure to retain key personnel and employee turnover;

  . customer dissatisfaction or performance problems with an acquired firm;

  . assumption of unknown liabilities; and

  . other unanticipated events or circumstances.

We may not be successful in our efforts to integrate international acquisitions.

   A key component of our business model is to expand our operations into international markets. We have accomplished this through the establishment of offices in Brazil, India and Mexico, among others, and through our recent acquisitions of Questus Ltd. in the United Kingdom and Telia Contractors, AB in Sweden. International acquisitions pose a challenge to our business, as we must integrate operations despite differences in culture, language and legal environments. To date, we have limited experience with international acquisitions and face certain related risks, including:

  . difficulties in staffing, managing and integrating international operations due to language, cultural or other factors;

  . different, or conflicting regulatory or legal requirements;

  . foreign currency fluctuations; and

  . distractions of significant management time and attention.

Our failure to address these risks could inhibit or preclude our efforts to pursue international acquisitions.

We have recently expanded our operations internationally. Our failure to manage our international operations effectively could harm our business.

   From January 1, 1998 through November 30, 2000, we were engaged on projects in 47 countries, and we currently have operations overseas, including offices in Brazil, India, Mexico, Sweden and the United Kingdom. For the nine months ended September 30, 2000, international operations accounted for approximately 27% of our total revenues. We believe that the percentage of total revenues attributable to international operations will continue to be significant. We intend to expand our existing international operations and may enter additional international markets, which will require significant management attention and financial resources and could adversely affect our operating margins and earnings. In order to expand our international operations, we will need to hire additional personnel and develop relationships with potential international customers. To the extent that we are unable to do so on a timely basis, our growth in international markets would be limited, and our business would be harmed.

   Our international business operations are subject to a number of material risks, including, but not limited to:

  . difficulties in building and managing foreign operations;

  . difficulties in enforcing agreements and collecting receivables through foreign legal systems and addressing other legal issues;

  . longer payment cycles;

  . taxation issues;

  . fluctuations in the value of foreign currencies; and

  . unexpected domestic and international regulatory, economic or political changes.

To date, we have encountered each of the risks set forth above in our international operations. If we are unable to expand and manage our international operations effectively, our business may be harmed.

Fluctuations in the value of foreign currencies could harm our profitability.

   The majority of our international sales are currently denominated in U.S. dollars. As a result of some of our recent acquisitions as well as the growth of our foreign operations, an increasing portion of our international sales are denominated in foreign currencies. Fluctuations in the value of the U.S. dollar and foreign currencies may make our services more expensive than local service offerings. This could make our service offerings less competitive than local service offerings, which could harm our business. To date, our experience with this foreign currency risk has predominately related to the Brazilian real. We do not currently engage in currency hedging activities to limit the risks of exchange rate fluctuations. Therefore, fluctuations in the value of foreign currencies could have a negative impact on the profitability of our global operations, which would harm our business and financial results.

We may encounter potential costs or claims resulting from project performance.

   Our engagements often involve large scale, highly complex projects. Our performance on such projects frequently depends upon our ability to manage our relationship with our customers, effectively administer the project and deploy appropriate resources, both our own personnel and third party contractors, in a timely manner. Many of our engagements involve projects that are significant to the operations of our customers' businesses. Our failure to meet a customer's expectations in the planning or implementation of a project or the failure of our personnel or third party contractors to meet project completion deadlines could damage our reputation, result in termination of our engagement and adversely affect our ability to attract new business. We frequently undertake projects in which we guarantee performance based upon defined operating specifications or guaranteed delivery dates. Unsatisfactory performance or unanticipated difficulties or delays in completing such projects may result in a direct reduction in payments to us, or payment of damages by us, which could harm our business.

Massih Tayebi, our Chairman, Masood K. Tayebi, our Chief Executive Officer, and Jalil Tayebi, the General Manager of WFI de Mexico, and their affiliates control approximately 46.6% of our common stock and, as a result, are able to exercise substantial control over matters requiring stockholder approval.

   As of December 31, 2000, our Chairman, Massih Tayebi, and our Chief Executive Officer, Masood K. Tayebi, beneficially owned, in the aggregate, approximately 40.3% of our outstanding common stock. In addition, as of December 31, 2000, Jalil Tayebi, the General Manager of WFI de Mexico and the brother of our Chairman and Chief Executive Officer, beneficially owned approximately 6.3% of our outstanding common stock. As a result, these stockholders are currently able to exercise substantial control over all matters requiring stockholder approval, such as the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us. These transactions may include those that other stockholders deem to be in their best interests and in which those other stockholders might otherwise receive a premium for their shares over their current prices.

The price of our common stock may be volatile.

   The trading price of our common stock has been and could in the future be subject to significant fluctuations in response to variations in quarterly operating results, developments in the wireless communications industry, general economic conditions, changes in securities analysts' recommendations regarding our securities and other factors. In addition, the stock market in recent years has experienced significant price and volume fluctuations which have affected the market prices of technology and telecommunications companies and which have often been unrelated to or disproportionately impacted by the operating performance of such companies. These broad market fluctuations may harm the market price of our common stock.

Provisions in our charter documents and Delaware law may make it difficult for a third party to acquire our company and could depress the price of our common stock.

   Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions include:

  . authorizing the board of directors to issue preferred stock;

  . prohibiting cumulative voting in the election of directors;

  . limiting the persons who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

We are also subject to certain provisions of Delaware law which could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met.

                                USE OF PROCEEDS

   The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares.

                              SELLING STOCKHOLDERS

   We are registering for resale certain shares of our common stock held by the stockholders identified below. The following table sets forth:

  . the name of the selling stockholders;

  . the number and percent of our common stock that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

  . the number of shares of our common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus; and

  . the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholders).

   This information is based on information provided by the selling stockholders, schedules 13G and/or other public documents filed with the SEC, and assumes the sale of all of the resale shares by the selling stockholders. The term "selling stockholders" includes the stockholders listed below and their transferees, pledgees, donees or other successors. The applicable percentages of ownership are based on an aggregate of 43,603,978 shares of common stock issued and outstanding as of January 26, 2001. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

                         Shares Beneficially
                             Owned Prior                          Shares Beneficially
                             to Offering            Number of     Owned After Offering
                         --------------------------Shares Being   ----------------------
   Selling Stockholder    Number          Percent    Offered       Number      Percent
   -------------------   -----------     ----------------------   ---------   ----------
Comcor Advisory
 Services, Inc. ........      21,425(1)          *    21,425(1)            0            0
Davis Bay, LLC..........     285,292(2)          *   285,292(2)            0            0
The Walter Group,
 Inc. ..................      95,062(3)          *    95,062(3)            0            0
CGB Privatstiftung......      73,570(4)          *    73,570(4)            0            0
Dr. Michael E. Ralph....      58,857(5)          *    58,857(5)            0            0
FlyingSpark BV..........       9,023(6)          *     9,023(6)            0            0
Ian Beeby...............       1,558(7)          *     1,558(7)            0            0
Lars Bergquist..........         382(8)          *       382(8)            0            0
John Bratley............       2,913(9)          *     2,913(9)            0            0
Janet Bratley...........       2,913(10)         *     2,913(10)           0            0
Paul Chambers...........         449(11)         *       449(11)           0            0
Veronique de Keyzer.....         270(12)         *       270(12)           0            0
Richard Deasington......         623(13)         *       623(13)           0            0
Ola Ejnarsson...........         205(14)         *       205(14)           0            0
Martin Farrimond........         449(15)         *       449(15)           0            0
Robert Filkins..........         130(16)         *       130(16)           0            0
Werner Gerstacker.......         299(17)         *       299(17)           0            0
Robert Harrison.........         608(18)         *       608(18)           0            0
Alan Herbert............         274(19)         *       274(19)           0            0
Stephen Jones...........         449(20)         *       449(20)           0            0
Anya Liss...............         788(21)         *       788(21)           0            0
Peter Liss..............         449(22)         *       449(22)           0            0
George Matheson.........       1,090(23)         *     1,090(23)           0            0
Adrian Porter...........         249(24)         *       249(24)           0            0
Xiaohong Quan...........       1,261(25)         *     1,261(25)           0            0
Ulrich Reinecker........         491(26)         *       491(26)           0            0

                          Shares Beneficially                      Shares Beneficially
                              Owned Prior                              Owned After
                              to Offering            Number of          Offering
                          -------------------       Shares Being   ---------------------------
   Selling Stockholder      Number         Percent    Offered        Number         Percent
   -------------------    ------------     -------  ------------   ------------     ----------
Lars Renstrom...........           328(27)        *       328(27)             0            0
Dominque Reverdy........           219(28)        *       219(28)             0            0
Judith Robertson........         2,344(29)        *     2,344(29)             0            0
Alex Sharpe.............           449(30)        *       449(30)             0            0
Philipp Thurn Und
 Taxis..................           468(31)        *       468(31)             0            0
Sarah Whitworth.........           399(32)        *       399(32)             0            0
Christine Hazel Megan
 Whitworth..............           798(33)        *       798(33)             0            0
Peter Thomas Whitworth..           798(34)        *       798(34)             0            0
Sandra Lee Whitworth....         1,521(35)        *     1,521(35)             0            0
Russell Whitworth.......         1,521(36)        *     1,521(36)             0            0
Jalil Tayebi............     2,742,505(37)      6.3   430,000         2,312,505(37)      5.3

--------
  * Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

 (1) Includes 9,231 shares held in escrow.
 (2) Includes 6,164 shares held in escrow.
 (3) Includes 44,517 shares held in escrow.
 (4) Includes 18,490 shares held in escrow.
 (5) Includes 14,792 shares held in escrow.
 (6) Includes 4,021 shares held in escrow.
 (7) Includes 694 shares held in escrow.
 (8) Includes 170 shares held in escrow.
 (9) Includes 1,037 shares held by John Bratley in escrow, 260 shares held by Janet Bratley in escrow and 325 shares that Janet Bratley owns outright.
(10) Includes 260 shares held by Janet Bratley in escrow, 1,037 shares held by John Bratley in escrow and 1,291 shares that John Bratley owns outright
(11) Includes 200 shares held in escrow.
(12) Includes 120 shares held in escrow.
(13) Includes 277 shares held in escrow.
(14) Includes 91 shares held in escrow.
(15) Includes 200 shares held in escrow.
(16) Includes 58 shares held in escrow.
(17) Includes 133 shares held in escrow.
(18) Includes 271 shares held in escrow.
(19) Includes 122 shares held in escrow.
(20) Includes 200 shares held in escrow.
(21) Includes 351 shares held in escrow.
(22) Includes 200 shares held in escrow.
(23) Includes 486 shares held in escrow.
(24) Includes 111 shares held in escrow.
(25) Includes 562 shares held in escrow.
(26) Includes 219 shares held in escrow.
(27) Includes 146 shares held in escrow.
(28) Includes 97 shares held in escrow.
(29) Includes 1,044 shares held in escrow.
(30) Includes 200 shares held in escrow.
(31) Includes 208 shares held in escrow.
(32) Includes 178 shares held in escrow.

(33) Includes 178 shares held by Christine Hazel Megan Whitworth in escrow, 178 shares held by Peter Thomas Whitworth in escrow and 221 shares that Peter Thomas Whitworth owns outright.

(34) Includes 178 shares held by Peter Thomas Whitworth in escrow, 178 shares held by Christine Hazel Megan Whitworth in escrow and 221 shares that Christine Hazel Megan Whitworth owns outright.

(35) Includes 222 shares held by Sandra Lee Whitworth in escrow, 456 shares held by Russell Whitworth in escrow and 567 shares that Russell Whitworth owns outright.
(36) Includes 456 shares held by Russell Whitworth in escrow, 222 shares held by Sandra Lee Whitworth in escrow and 276 shares that Sandra Lee Whitworth owns outright.

(37) Includes shares held by two limited partnerships. Jalil Tayebi, a brother of Masood K. Tayebi and Massih Tayebi, and General Manager of WFI de Mexico, is the sole manager of a limited liability company which serves as general partner of both limited partnerships. The first limited partnership holds 1,167,962 shares and has as its limited partners Massih Tayebi, his wife and their children. The second limited partnership holds 1,124,913 shares and has as its limited partners Masood K. Tayebi, his wife and their children. Jalil Tayebi has sole voting and investment power for the shares held by the limited partnerships.

                              PLAN OF DISTRIBUTION

   The shares of common stock offered by the selling stockholders, or by their pledgees, transferees or other successors in interest, may be sold from time to time to purchasers directly by any of the selling stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling stockholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act.

   The selling stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

   In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

   In connection with our acquisitions of Comcor Advisory Services, Inc., Davis Bay, LLC, Questus Ltd. and The Walter Group, Inc., we have agreed to register the selling stockholders' common stock under applicable federal and state securities laws under certain circumstances and at certain times. We are also registering, on behalf of Jalil Tayebi, the shares of common stock which were issued to him in exchange for shares of WFI de Mexico. We will pay substantially all of the expenses incidental to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be approximately $32,000.

                                 LEGAL MATTERS

   The validity of the shares of common stock being sold in this offering and other legal matters relating to the offering will be passed upon for us by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

   The consolidated financial statements of Wireless Facilities, Inc. and subsidiaries as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N. W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning Wireless Facilities, Inc. may be inspected at The Nasdaq Stock Market at 1735 K Street, N. W., Washington, D.C. 20006.

   The SEC requires us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

   The following documents filed with the SEC are incorporated by reference in this prospectus:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1999;

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     3. Notice of Annual Meeting and Proxy Statement for the 2000 Annual Meeting of Stockholders;

     4. Current Report on Form 8-K filed October 25, 2000;

     5. The description of our common stock in our registration statement on Form S-1 filed with the SEC on August 18, 1999, including any amendments or reports filed for the purpose of updating such description; and

     6. All of the filings pursuant to the Securities Exchange Act after the date of filing of the original registration statement and prior to the effectiveness of the registration statement.

   We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Marc Francois, 4810 Eastgate Mall, San Diego, Ca 92121, telephone: (858) 228-2000.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause actual results to differ materially from the forward-looking statements:

  . our ability to manage and sustain our growth;

  . change in economic conditions of the various markets we serve;

  . opportunities or acquisitions that we pursue; and

  . the availability and terms of financing for our customers.

   Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                      [Wireless Facilites, Inc. Logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The expenses in connection with the sale of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated)

   SEC Registration Fee................................................ $ 9,332
   Printing and Engraving Expenses..................................... $ 4,500
   Legal Fees and Expenses............................................. $12,000
   Accounting Fees and Expenses........................................ $ 6,000
   Miscellaneous....................................................... $   168
                                                                        -------
     Total............................................................. $32,000
                                                                        =======

Item 15. Indemnification of Directors and Officers.

   Our bylaws provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law, except with respect to certain proceedings initiated by such persons. We are also empowered under our bylaws to purchase insurance on behalf of any director, officer, employee, or agent whether or not we would be required to indemnify this person. We have also entered into indemnification agreements with each of our directors and executive officers.

   In addition, our restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derives an improper personal benefit.

   Our restated certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of the restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 16. Exhibits

     Exhibit
     Number                       Description of Document
     -------                      -----------------------
       4.1   Certificate for shares of common stock of the Company.(1)

       5.1   Opinion of Cooley Godward LLP.

      23.1   Independent Auditors' Consent.

      23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

      24.1   Power of Attorney (previously filed, and see page II-4 hereto).

--------
(1) Incorporated by reference to Exhibit 4.1 filed with the Company's registration statement on Form S-1 (File No. 333-85515) filed August 18, 1999, or with any amendments thereto. Such registration statement became effective November 4, 1999.

Item 17. Undertakings

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registration hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriated jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 29, 2001.

                                          Wireless Facilities, INC

                                                  /s/ Masood K. Tayebi
                                          By: _________________________________
                                                     Masood K. Tayebi
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman and Director       January 29, 2001
______________________________________
            Massih Tayebi

        /s/ Masood K. Tayebi           Chief Executive Officer     January 29, 2001
______________________________________  and Director (Principal
           Masood K. Tayebi             Executive Officer)

                  *                    Chief Financial Officer     January 29, 2001
______________________________________  (Principal Financial and
            Terry Ashwill               Accounting Officer)

                  *                    Director                    January 29, 2001
______________________________________
            Scott Anderson

                  *                    Director                    January 29, 2001
______________________________________
            Bandel Carano

          /s/ Scot Jarvis              Director                    January 29, 2001
______________________________________
             Scot Jarvis

   /s/ Masood K. Tayebi

*By:
   ---------------------------

      Masood K. Tayebi

      Attorney-in-fact

                             POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Masood K. Tayebi, Massih Tayebi and/or Thomas A. Munro and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Scot Jarvis              Director                    January 29, 2001
______________________________________
             Scot Jarvis

                               INDEX TO EXHIBITS

 Exhibit
 Number                               Description of Document
 -------                              -----------------------
   4.1   Certificate for shares of common stock of the Company.(1)

   5.1   Opinion of Cooley Godward LLP.

  23.1   Independent Auditors' Consent.

  23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

  24.1   Power of Attorney (previously filed, and see page II-4 hereto).

--------
(1) Incorporated by reference to Exhibit 4.1 filed with the Company's registration statement on Form S-1 (File No. 333-85515) filed August 18, 1999, or with any amendments thereto. Such registration statement became effective November 4, 1999.